Exhibit 10.110

YOOV INTERNET TECHNOLOGY LIMITED
Unit 2601-04, 26/F, Tamson Plaza, 161 Wai Yip St, KT
5989 9515 390 64391 2110 3637
cs@YOOV.com www.YOOV.com
BYOB.com.hk

EMPLOYMENT CONTRACT

PRIVATE AND CONFIDENTIAL

29 July 2019

WONG Ling Yan Philip
Flat H, 16/F, Tower 4
Kwan Fung Mansion
Lee King Wan

Sai Wan Ho, Hong Kong

Dear Mr. Wong,

LETTER OF APPOINTMENT

We are pleased to offer you employment with YOOV Internet Technology Limited (YOOV). The offer is made under the following terms and conditions:

1.	Job Title	Chief Executive Officer

2.	Commencement Date	1 August 2019

3.	Basic Salary	HK$95,000 per month (12 months basis annually)

4.	Probationary Period	You shall serve a probationary period of three months. The probationary period is depending on the job nature as well as the performance which may be extended.

5.	Working Hours	Approximately 40 hours per week.
Mondays to Fridays 9:30 a.m. -6:30 p.m.
You may be required to work additional hours outside the hours listed as required in any business situation on reasonable grounds and notice, or if necessary for proper performance of duties.

YOOV INTERNET TECHNOLOGY LIMITED
Unit 2601-04, 26/F, Tamson Plaza, 161 Wai Yip St, KT
5989 9515 3906 4391 2110 3637
cs@YOOV.com www.YOOV.com
BYOB.com.hk

6.	Lunch Hour	Mondays to Fridays 12:30 a.m. -1:45 p.m.

7.	Business Conduct	You are required to liaise with other employees including management and staff members, consultants, clients, and representatives of business or industry, government or media or others associated with the company and its activities. You are expected to ensure positive and professional representation of the company at all times.

8.	Termination	During probationary period, either party may terminate this contract by giving to the other party one week’s notice in writing or payment of one week’s basic salary in-lieu of notice. After the probationary period, the notice of termination to be given by either party shall be one month’s notice in writing or payment of one month’s basic salary in-lieu of notice.

Termination of this contract requires you to hand over all company property, documents, and collateral, both electronic and paper, to the Manager with a list itemizing property and material returned.

Notwithstanding the above, your services may be terminated immediately without notice in the event of any breach of contract or act of misconduct on your part.

9.	Commission	In the event of a contract of employment being terminated by either the employee or YOOV, no further commission payments will be made regardless of the status of billings. This policy applies from the first day of the month in which the contract is terminated. There may also be a liability to repay commission already received for unsuccessful cases.

YOOV INTERNET TECHNOLOGY LIMITED
9 Unit 2601-04. 26/F, Tomson Plaza. 161 Wai Yip St. KT
\. 5989 9515 3906 4391 2110 3637
■ cs@YOOV.com O www.YOOV.com
IJ BYOB.com.hk

Payment of commission is entirely at the discretion of management, and the decision of management is final in all matters regarding payment of commission.

10.	Medical Insurance Policy/ Notification of Sickness or Other Absence	In the event you are unable to attend work, for any reasons, and YOOV Management has not previously authorized the absence, you must inform the company of the absence and its reason before 8:45 am on the day to be missed.

If you are absence from work for any reasons (excluding annual and public holidays) for three consecutive days without notification to the Company, you will be deemed to have terminated your employment forthwith and the company will be entitled to claim from your salary in lieu of notice.

Upon satisfactory completion of probationary period, you will be entitled to join Company medical insurance plan.

11.	Sick Pay	Upon satisfactory completion of probationary period, you will be entitled to sick pay if absences are supported by valid medical certification. Sick pay will be paid for up to a maximum of 2 days per month.

If you are absence from your duties due to sickness or injury for a period or periods in excess of 12 days in any one calendar year, the company will treat this matter separately at its absolute discretion.

12.	Annual Leave and Public Holidays	You are entitled to all public holidays as promulgated by the Hong Kong government. In addition, you are entitled to paid annual leave of 12 working days after probation is passed (including weekends). Should you vacate the position mid-way through the contract, annual leave will be calculated on a pro-rata basis. Any unauthorized leave of absence will be deducted from the balance of annual leave or salary.

YOOV INTERNET TECHNOLOGY LIMITED
Unit 2601-04, 26/F, Tamson Plaza, 161 Wai Yip St, KT
5989 9515 3906 4391 2110 3637
cs@YOOV.com www.YOOV.com
BYOB.com.hk

Annual leave may not be taken during peak enrolment periods. Annual leave may be availed of in advance or carried forward by written permission.

YOOV may require its employees to work on public holidays. In return, he/she shall be entitled to time off equal to the period worked, to be taken as agreed with by the manager.

13.	Confidentiality	All materials produced by YOOV is for company use, specifically for business plans, codes, marketing collateral and is deemed to be confidential and of commercial importance, and may not be reproduced or used in a manner which can in any way be considered competitive or detrimental to the company, including, but not limited to, use by another institution, distribution for free or otherwise to individuals, companies, institutions, or organizations.

You may not disclose to any non-company personnel or unauthorized Company any trade secrets or other matters or information of a confidential nature relating to the Company or any of its associated companies or their business or in respect of which the company owes an obligation of confidence to any third party during or after employment, including intellectual property, business plans and financial data, databases, clients, candidates, or student data, except in the proper course of employment, or as required by law.

YOOV INTERNET TECHNOLOGY LIMITED
9 Unit 2601-04, 26/F, Tomson Plaza, 161 Wai Yip St, KT
\. 5989 9515 3906 4391 2110 3637
B cs@YOOV.com O www.YOOV.com
Ii BYOB.com.hk

You may not remove any documents, intellectual property, data or databases, or tangible items which belong to the Company or which contain any confidential information from the company’s premises at any time without proper advanced authorization. Also, you may not use these documents or tangible items in any future capacity or employment.

You must return to the Company upon request and in any event upon the termination of your employment, all documents and tangible items which belong to the company or which contain or refer to any confidential information, which are in your possession or under your control.

You must, if requested by the company, delete all confidential information from any re-usable material and destroy all other documents and tangible items which contain or refer to any confidential information and which are in your possession or under your control. Salaries and conditions of employment are considered confidential and personal, and therefore, are not to be discussed with others except the Manager. Please note, failure to observe this policy will be considered a breach of contract and may lead to immediate termination of employment. This also applies to the salaries of employees under his/her supervision.

Penalties for violation of the confidentiality clauses may include, but are not limited to, reprimand, suspension of employment, termination of employment, and/or civil proceedings.

14.	Other Employment	You must devote the whole of your time, attention and abilities, during hours of work, to the company. You may not, under any circumstances, whether directly or indirectly, undertake any other duties, of whatever kind, during company designated working hours.

YOOV INTERNET TECHNOLOGY LIMITED
Unit 2601-04, 26/F, Tamson Plaza, 161 Wai Yip St, KT
5989 9515 390 64391 2110 3637
cs@YOOV.com www.YOOV.com
BYOB.com.hk

You may not without prior written consent from the company, engage, whether directly or indirectly, in any business or employment [which is similar or in any way connected to or competitive with the business of the company in which you work or which could or might reasonably be considered by others to impair your ability to act at all times in the best interests of the company outside their hours of work for the company.

15.	Non-compete Agreement	For so long as you shall remain employed by YOOV and for a period of twelve months after termination of employment with YOOV for any reason (to be known as the “Non-compete Period”), you shall not directly or indirectly solicit business from customers or clients of YOOV nor engage in (as in employee, principal, shareholder, partner, consultant or any other capacity) any enterprise conducting business activities that are the same or similar to those of YOOV. Finally, during the Non-compete Period, you shall not directly or indirectly solicit any employee of YOOV for employment elsewhere (i.e., employment with any person or entity other than YOOV).

16.	Governing Laws	The validity, enforceability, construction, and interpretation of this agreement shall be governed by Hong Kong Law.

YOOV INTERNET TECHNOLOGY LIMITED
Unit 2601-04, 26/F, Tamson Plaza, 161 Wai Yip St, KT
5989 9515 3906 4391 2110 3637
cs@YOOV.com www.YOOV.com
BYOB.cam.hk

If you are agreeable to the terms and conditions, please sign on the duplicate copy of this letter and return to us as acceptance of this offer of employment. A copy of your Hong Kong identity card and bank account details will also be required.

We look forward to welcoming you to YOOV.

Yours sincerely
For and on behalf of
YOOV Internet Technology Limited	Accepted by:

/s/ Teresa Cheung	/s/ WONG Ling Yan Philip
Teresa Cheung	Mr. WONG Ling Yan Philip

Human Resource	Date: